Exhibit 3.2

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

◆	Beta Acquisition Corp.

a corporarion organized and existing under and by virtue of the General Corporation Law of the Stare of Delaware,

DOES HEREBY CERTIFY:

◆	FIRST: That at a meeting of the Board of Directors of	Beta Acquisition Corp.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered " 1 (one) "so that as amended, said Article shall be and read as follows:
1. The name of the Corporation is IN—Sports International, Inc."

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SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of sale, corporation was (oily called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

◆	THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

◆	FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

◆	IN WITNESS WHEREOF, said	Beta Acquisition Corp.
has caused this cerriicace to be signed by

Michael E. Lewis		its President,
and	Michael E. Lewis	its Secretary,

this 15th day of August, , 95 .

Beta Acquisition Corp.

By:	/s/ Michael E. Lewis
Michael E. Lewis, President
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